NEWS

Contact:	Media: Becky Sanch 1.313.594.4410 bsanch@ford.com	Equity Investment Community: Larry Heck 1.313.594.0613 fordir@ford.com	Fixed Income Investment Community: Rob Moeller 1.313.621.0881 fixedinc@ford.com	Shareholder Inquiries: 1.800.555.5259 or 1.313.845.8540 stockinf@ford.com

FOR IMMEDIATE RELEASE

FORD REPORTS PRELIMINARY FIRST QUARTER 2007 FINANCIAL RESULTS*

•	Revenue of $43 billion.
•	Net loss of 15 cents per share, or $282 million, for the first quarter of 2007.
•	Loss of 9 cents per share, or $171 million, from continuing operations excluding special items.**
•	Record profits at Premier Automotive Group, with improvements in all brands.
•	Ford Europe, Ford South America and Mazda all profitable.
•	Ford Motor Credit pre-tax profit of $294 million.
•
Automotive gross cash at March 31, 2007 was $35.2 billion, including cash and cash equivalents, net marketable securities, loaned securities and short-term Voluntary Employee Benefits Association (VEBA) assets.***

DEARBORN, Mich., April 26, 2007 – Ford Motor Company [NYSE: F] today reported a net loss of 15 cents per share, or $282 million, for the first quarter of 2007.  This compares with a net loss of 76 cents per share, or $1.4 billion, in the first quarter of 2006.

Ford’s first-quarter loss from continuing operations, excluding special items, was 9 cents per share, or $171 million, compared with a profit of 12 cents per share, or $223 million, in the same period a year ago.**

* The financial results discussed herein are presented on a preliminary basis; final data will be included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007.
** Earnings per share from continuing operations, excluding special items, is calculated on a basis that includes pre-tax profit and provision for taxes and minority interest.  See table following “Safe Harbor/Risk Factors” for the nature and amount of these special items and a reconciliation to U.S. Generally Accepted Accounting Principles ("GAAP").
*** See table following “Safe Harbor/Risk Factors” for a reconciliation of Automotive gross cash to GAAP.

Special items, which primarily reflected the impact of restructuring efforts, reduced pre-tax results by $113 million, or 6 cents per share, in the first quarter.

Ford’s first-quarter revenue was $43 billion, up from $40.8 billion a year ago.  The increase primarily reflected mix improvement and favorable currency exchange, partially offset by lower volume.

"We are making progress on executing the four priorities of our plan – restructuring the company, accelerating product development, funding our plan and working effectively as one team," said President and Chief Executive Officer Alan Mulally.  "I am pleased that the basics of our business are improving, but we still have a lot of work to do.

"Our first quarter results came in somewhat stronger than expected, but there are many uncertainties going forward.  We remain focused on improving our quality, productivity and business performance," Mulally added.

First-quarter highlights included:

•	Strong performance of new U.S. products including Ford Edge, Lincoln MKX, Ford F-Series Super Duty, Ford Escape and Mercury Mariner.
•	Successful public introduction of the all-new Ford Mondeo and redesigned Ford C-MAX at the Geneva Motor Show.
•	Record Premier Automotive Group profits.
•	Ford Europe pre-tax profits of $219 million, an increase of $154 million compared with a year ago.
•
Cost savings of $500 million, $400 million of which was associated with North America – bringing total cumulative cost savings to $1.9 billion toward the 2008 target of reducing annual operating costs by $5 billion compared with 2005.

•	Reduction of 18,000 personnel positions in North America.
•
Sale of one Automotive Components Holdings (ACH) business during the quarter and agreement in principle reached to sell two other ACH businesses – bringing to four the total number of ACH businesses currently subject to agreements in principle for sale.

•	Agreement to sell Automobile Protection Corporation (APCO) – finalized in April.
•	Agreement to sell Aston Martin.
•	Continued improvement in quality.

The following discussion of the results of our Automotive sector and Automotive segments/business units is on a basis that excludes special items.  See table following “Safe Harbor/Risk Factors” for the nature and amount of these special items and any necessary reconciliations to GAAP.

AUTOMOTIVE SECTOR
On a pre-tax basis, worldwide Automotive sector losses in the first quarter were $225 million.  This compares with a pre-tax loss of $203 million during the same period a year ago.  The 2007 losses were more than explained by net interest expense, partially offset by automotive operating profits of $116 million during the quarter.

Worldwide Automotive revenue for the first quarter was $38.6 billion, up from $37 billion in the same period last year.  The increase primarily reflected mix improvement and favorable currency exchange, partially offset by lower volume.  Vehicle wholesales in the first quarter were 1,650,000, down from 1,756,000 a year ago.

Automotive gross cash, which includes cash and cash equivalents, net marketable securities, loaned securities and short-term VEBA assets, was $35.2 billion at March 31, 2007, up from $33.9 billion at the end of the fourth quarter.

Ford North America:  In the first quarter, Ford’s North America Automotive operations reported a pre-tax loss of $614 million, compared with a pre-tax loss of $442 million a year ago.  The increase in losses primarily reflected unfavorable volume and mix, partially offset by cost reductions.  Revenue was $18.2 billion, down from $19.8 billion for the same period a year ago.

Ford South America:  Ford’s South America Automotive operations reported a first-quarter pre-tax profit of $113 million, compared with a pre-tax profit of $137 million a year ago.  The decline primarily reflected the non-recurrence of hedging gains.  First quarter revenue improved to $1.3 billion from $1.2 billion in 2006.

Ford Europe:  Ford Europe’s first-quarter pre-tax profit was $219 million compared with a pre-tax profit of $65 million during the same period in 2006.  The improvement was more than explained by favorable volume and mix, partially offset by higher incentive spending.  During the first quarter of 2007, Ford Europe’s revenue was $8.6 billion, compared with $6.8 billion during the first quarter of 2006.

Premier Automotive Group (PAG):  PAG reported a record pre-tax profit of $402 million for the first quarter, compared with a pre-tax profit of $152 million for the same period in 2006.  The improvement is more than explained by favorable volume and mix, favorable net pricing and lower costs, partially offset by adverse currency exchange.  First-quarter 2007 revenue was $8.4 billion, compared with $7.1 billion a year ago.

Ford Asia Pacific and Africa:  For the first quarter, Ford Asia Pacific and Africa reported a pre-tax loss of $26 million, compared with a pre-tax profit of $2 million a year ago.  Adverse currency exchange and unfavorable volume and mix were partially offset by favorable cost performance.  Revenue was $1.8 billion for the first quarter of 2007, compared with $1.7 billion in 2006.

Mazda: For the first quarter, Ford earned $22 million from its investment in Mazda and associated operations, compared with $45 million during the same period a year ago.  The decline is largely explained by the non-recurrence of gains on an investment in Mazda convertible bonds.

Other Automotive: First-quarter results included a pre-tax loss of $341 million, compared with a loss of $162 million a year ago.  The year-over-year decline is largely explained by higher interest expense and related costs associated with the debt increase in the fourth quarter of 2006.  This was partially offset by increased interest income on a larger cash portfolio.

FINANCIAL SERVICES SECTOR
For the first quarter, Financial Services sector earned a pre-tax profit of $294 million, compared with a pre-tax profit of $375 million a year ago.

Ford Motor Credit Company:  Ford Motor Credit reported net income of $193 million in the first quarter of 2007, down $55 million from earnings of $248 million a year earlier.  On a pre-tax basis from continuing operations, Ford Motor Credit earned $294 million in the first quarter, compared with $382 million in the previous year.  The decrease in earnings was more than explained by higher borrowing costs and higher depreciation expense for leased vehicles.  The non-recurrence of losses related to market valuation adjustments from non-designated derivatives was a partial offset.

FIRST-QUARTER CONFERENCE CALL DETAILS
Ford Motor Company will release preliminary first quarter 2007 financial results at 7 a.m. EDT on Thursday, April 26. The following briefings will be held after the announcement:

At 9 a.m. EDT, Alan Mulally, president and chief executive officer, and Don Leclair, executive vice president and chief financial officer, will host a conference call for news media and the investment community to discuss the preliminary first quarter results.

Following the earnings call, at 11 a.m. EDT, Ford Senior Vice President and Controller Peter Daniel, Ford Vice President and Treasurer Neil Schloss, and Ford Motor Credit Company Vice Chairman and CFO K.R. Kent will host a conference call for the investment community.

The presentations (listen-only) and supporting materials will be available on the Internet at www.shareholder.ford.com.  Representatives of the news media and the investment community participating by teleconference will have the opportunity to ask questions following the presentations.

Access Information– Thursday, April 26
Toll Free: 800-706-7741
International: 617-614-3471

Earnings: 9:00 a.m. EDT
Earnings Passcode: “Ford Earnings”

Fixed Income: 11:00 a.m. EDT
Fixed Income Passcode: “Ford Fixed Income”

Replays– Available through Thursday, May 3 www.shareholder.ford.com Toll Free: 888-286-8010 International: 617-801-6888 Passcodes: Earnings: 29481628 Fixed Income: 55865600

Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles in 200 markets across six continents.  With about 260,000 employees and about 100 plants worldwide, the company’s core and affiliated automotive brands include Ford, Jaguar, Land Rover, Lincoln, Mercury, Volvo, Aston Martin and Mazda.  The company provides financial services through Ford Motor Credit Company.

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Safe Harbor/Risk Factors

Statements included herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are based on expectations, forecasts and assumptions by our management and involve a number of risks, uncertainties, and other factors that could cause actual results to differ materially from those stated, including, without limitation:

•	Continued decline in market share;
•	Continued or increased price competition resulting from industry overcapacity, currency fluctuations or other factors;
•	A market shift (or an increase in or acceleration of market shift) away from sales of trucks or sport utility vehicles, or from sales of other more profitable vehicles in the United States;
•	A significant decline in industry sales, particularly in the United States or Europe, resulting from slowing economic growth, geo-political events or other factors;
•	Lower-than-anticipated market acceptance of new or existing products;
•	Continued or increased high prices for or reduced availability of fuel;
•	Currency or commodity price fluctuations;
•	Adverse effects from the bankruptcy or insolvency of, change in ownership or control of, or alliances entered into by a major competitor;
•	Economic distress of suppliers that has in the past and may in the future require us to provide financial support or take other measures to ensure supplies of components or materials;
•	Labor or other constraints on our ability to restructure our business;
•	Work stoppages at Ford or supplier facilities or other interruptions of supplies;
•	Single-source supply of components or materials;
•	Substantial pension and postretirement healthcare and life insurance liabilities impairing our liquidity or financial condition;
•	Worse-than-assumed economic and demographic experience for our postretirement benefit plans (e.g., discount rates, investment returns, and health care cost trends);
•	The discovery of defects in vehicles resulting in delays in new model launches, recall campaigns or increased warranty costs;
•	Increased safety, emissions (e.g., CO2), fuel economy or other (e.g., pension funding) regulation resulting in higher costs, cash expenditures, and/or sales restrictions;
•	Unusual or significant litigation or governmental investigations arising out of alleged defects in our products or otherwise;
•
A change in our requirements for parts or materials where we have entered into long-term supply arrangements that commit us to purchase minimum or fixed quantities of certain parts or materials, or to pay a minimum amount to the seller ("take-or-pay" contracts);

•	Adverse effects on our operations resulting from certain geo-political or other events;
•	Substantial negative Automotive operating-related cash flows for the near- to medium-term affecting our ability to meet our obligations, invest in our business or refinance our debt;
•
Substantial levels of Automotive indebtedness adversely affecting our financial condition or preventing us from fulfilling our debt obligations (which may grow because we are able to incur substantially more debt, including additional secured debt);

•	Inability of Ford Credit to access debt or securitization markets around the world at competitive rates or in sufficient amounts due to additional credit rating downgrades or otherwise;
•	Higher-than-expected credit losses;
•	Increased competition from banks or other financial institutions seeking to increase their share of financing Ford vehicles;
•	Changes in interest rates;
•	Collection and servicing problems related to finance receivables and net investment in operating leases;
•	Lower-than-anticipated residual values or higher-than-expected return volumes for leased vehicles; and
•	New or increased credit, consumer or data protection or other regulations resulting in higher costs and/or additional financing restrictions.

We cannot be certain that any expectation, forecast or assumption made by management in preparing forward-looking statements will prove accurate, or that any projection will be realized.  It is to be expected that there may be differences between projected and actual results.  Our forward-looking statements speak only as of the date of their initial issuance, and we do not undertake any obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events or otherwise.  For additional discussion of these risks, see "Item 1A. Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2006.

TOTAL COMPANY 2007 FIRST QUARTER INCOME/(LOSS) FROM CONTINUING OPERATIONS COMPARED WITH NET INCOME/(LOSS)

Amount

Revenue (Bils.)	$43.0

Income (Mils.)
Pre-Tax Income/(Loss) from Continuing Operations (Excluding Special Items)	$69
Special Items*	(113)
Pre-Tax Income/(Loss) from Continuing Operations	$(44)

Minority Interest in Net (Income)/Loss of Subsidiaries	(58)
(Provision for)/Benefit from Income Taxes	(182)
Income/(Loss) from Continuing Operations	$(284)
Income/(Loss) from Discontinued Operations	2
Net Income/(Loss)	$(282)

Memo:
Income/(Loss) from Continuing Operations	$(284)
Exclude Special Items	113
Income/(Loss) from Continuing Operations (Excluding Special Items)	$(171)

*	Special items detailed in following table.

TOTAL COMPANY 2007 FIRST QUARTER SPECIAL ITEMS

Amount
(Mils.)

Ford North America Separation Programs	$(874)
OPEB Curtailment	960
Pension Curtailment	(175)
Subtotal Ford North America	$(89)
Ford Europe Personnel Reduction Programs	(11)
PAG Personnel Reduction Programs/Other	(11)
Ford Asia Pacific and Africa Personnel Reduction Programs	(2)
Total Pre-Tax Special Items	$(113)

Memo: Impact on Earnings Per Share*	$(0.06)

*
Earnings per share from continuing operations is calculated on a basis that includes pre-tax profit, provision for taxes, and minority interest; additional information regarding the method of calculating earnings per share is available in the materials supporting the April 26, 2007, conference calls at www.shareholder.ford.com.

AUTOMOTIVE GROSS CASH RECONCILIATION TO GAAP

	Dec. 31, 2006	March 31, 2007	March 31, 2007 B/(W) Dec. 31, 2006
	(Bils.)	(Bils.)	(Bils.)

Cash and Cash Equivalents	$16.0	$15.7	$(0.3)
Marketable Securities	11.3	16.8	5.5
Loaned Securities	5.3	0.7	(4.6)
Total Cash/Market. and Loaned Securities	$32.6	$33.2	$0.6
Securities-In-Transit*	(0.5)	(0.2)	0.3
Short-Term VEBA Assets	1.8	2.2	0.4
Gross Cash	$33.9	$35.2	$1.3

* The purchase or sale of marketable securities for which the cash settlement did not occur by period-end.